Exhibit 10.48
DISTRIBUTION AGREEMENT
This DISTRIBUTION AGREEMENT (“Agreement”) is made this 16th day of February 2008 (the “Effective Date”) by and between CytoCore, Inc. (“CytoCore”), a Delaware corporation whose principal address is 414 N. Orleans, Chicago 60610 and CoMedical, Inc. (“Distributor”), a Washington corporation whose principal address is 7100 Roosevelt Way N.E., Seattle, WA 98115. Distributor and CytoCore may sometimes be referred to herein individually as a “party” or collectively as the “parties.”
          Whereas, CytoCore has developed and patented a particular device know as SoftPap® (patent No. 6,475,164) approved by U.S. Food and Drug Administration on January 30, 2008;
          Whereas, Distributor desires to be an exclusive distributor of the SoftPap® device in accordance with the terms and conditions of this agreement;
          Whereas, Distributor has represented to CytoCore that it has a staff of highly trained sales representatives who are capable of selling SoftPap® to licensed medical service providers for consumer use; and,
          Whereas Distributor has represented to CytoCore that is has sufficient capitalization to effectively market SoftPap® in the Area assigned to Distributor as set forth on schedule “A” hereto.
IN CONSIDERATION of the foregoing recitals (which are incorporated herein), mutual promises and covenants contained herein the parties hereto agree as follows:
1.	APPOINTMENT OF DISTRIBUTOR.

CytoCore hereby appoints Distributor as the Exclusive Distributor of the Products in the “Area” set forth on Schedule “A” annexed hereto as of the Effective Date and such other products (if any) as may be added to the Schedule by mutual agreement (“Products”). CytoCore may delete any Products from Schedule “A” at any time at its sole discretion upon 30 days written notice to Distributor.

2	SUPPLY OF PRODUCTS

a.	CytoCore or its designee shall sell and Distributor shall purchase such minimum quantities of Products (as are agreed herein in accordance with section 4.b. hereof) for sale in the Area. CytoCore may from time to time change the source of supply of Products and, if CytoCore or its designated supplier shall discontinue the manufacture, sale or promotion of any Product, CytoCore shall delete such Product from Schedule A and cease selling the Product to Distributor. Distributor shall be entitled to continue selling such Product in the Area until such time as the stocks of such Product held by Distributor have been exhausted unless CytoCore advises Distributor to return such inventory to CytoCore.

b.	CytoCore or its designee shall sell and Distributor shall purchase Products at prices established in accordance with Schedule B. Prices for all Products shall be subject to change by CytoCore twice each year after December 31, 2009, with written notice to Customer. Price adjustment descriptions and formula are set forth on Schedule B.

c.	All prices and charges are F.O.B. Origin, freight prepaid and charged back so that Distributor shall pay delivery charges from the plant to the Distributor location or from the warehouse to the Distributor location. CytoCore shall not be liable for delays in deliveries caused by a recognized delivery service or common carrier. Any and all Products delivered or made available to Distributor shall be conclusively deemed accepted by Distributor without objection unless, within five (5) days following the delivery thereof, Distributor rejects such Products by delivering to CytoCore a written notice describing with particularity the basis upon which such Products are rejected. Distributor shall not be entitled to reject any Products that conform in all material respects to CytoCore’s published Product specifications.

d.	Distributor shall not knowingly re-export or sell Products outside the Area without the prior written consent of CytoCore, except that nothing in this Agreement shall prevent Distributor from accepting unsolicited orders from outside the Area for the Products as long as there is no exclusive distributor for that Area.

e.	Distributor will be invoiced by CytoCore’s direct billing procedure. Payment shall be due within thirty (30) days from the invoice date. A discount of 1% of the invoice price (exclusive of freight and taxes) will be allowed if CytoCore receives payment with fifteen (15) days of invoice date. All late payments shall accrue interest from the due date at a rate of one and one-half percent (1 1/2%) per month or, if lower, the highest rate allowed by law. If Distributor fails to pay any amounts when due, CytoCore may, without liability, cease performing any Services or delivering any Products until full payment for all outstanding amounts is received. CytoCore reserves the right at any time to alter or suspend credit or to change any credit terms provided herein when, in its sole discretion, the financial condition of Distributor so warrants. Should any portion of an invoice become disputed, Distributor agrees to promptly notify CytoCore of the dispute and to deduct and pay the undisputed amount in accordance with the foregoing. The parties shall use their best efforts to resolve a disputed invoice amount within thirty (30) days.

CytoCore is required to charge applicable state and local taxes (“Applicable Taxes”) on every item for which a sales tax exemption certification has not been provided. In the event that Distributor seeks to claim any exemption from Applicable Taxes in any transaction, Distributor agrees to promptly furnish CytoCore tangible copies of any appropriate or required exemption certificates or other required documentation deemed necessary or desirable by CytoCore to properly support any such claimed exemptions. Failure on Distributors part to promptly provide any such exemption certificates or other documentation to CytoCore upon request will give CytoCore the right to immediately invoice Distributor for all Applicable Taxes due as if the claimed exemption did not apply. IN ANY EVENT, DISTRIBUTOR AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CYTOCORE FROM ANY TAXES INCURRED BY CYTOCORE AS THE RESULT OF ANY CLAIMED EXEMPTION FROM APPLICABLE TAXES.

f.	Except as provided in subsection 2.(e) above, Distributor shall not be entitled by reason of any set off, counter claim, abatement, or other similar deduction to withhold payment of any invoiced amount due to CytoCore.

g.	Distributor shall submit written purchase orders, or electronic equivalents, to CytoCore or its designee stating both the quantities of Products to be purchased and delivery schedules therefore in accordance with the purchasing procedures mutually agreed upon by CytoCore and Distributor. CytoCore, upon acceptance of Distributor’s purchase order, shall use its commercially reasonable efforts to deliver or cause to be delivered to Distributor the quantities of Products set forth in such purchase orders at the times specified therein. For its convenience, Distributor may use its preprinted forms to order Products, and CytoCore may use its preprinted forms to acknowledge same; provided, however, that the provisions of this Agreement shall override the provisions of such forms and govern the transaction and that neither this Agreement nor any provision hereof shall be deemed to be superseded or otherwise changed in any way by any preprinted or other provision contained in any such forms.

3.	RETURN OF PRODCUT INVENTORY OR SALVAGE OF DAMAGED PRODUCTS TO CYTOCORE

CytoCore shall be obliged to accept the return of the Products from Distributor only according to the policy set forth in Schedule D attached hereto.

4.	DISTRIBUTION AND PROMOTION OF PRODUCTS

a.	During the first six (6) months from the Effective Date (“Implementation Period”), and annually thereafter, the parties shall work together and provide the other party with all reasonable assistance and information in order to produce a business plan in respect of the Products including, without limitation, minimum purchase requirements (Schedule A) for the Products in the Area, advertising and marketing expenses committed by each party and any other aspect relevant to the distribution, sale and promotion of the Products in the Area (“Business Plan”).

b.	No later than one (1) month prior to the end of the Implementation Period the parties will meet to discuss the minimum purchase requirements of Distributor for the Products for the twelve (12) month period following the Implementation Period. The attainment of such minimum purchase requirements is an essential condition to the continuation of this Agreement, and failure shall give CytoCore the right to terminate this Agreement pursuant to sections 5(a) and 12(b) (6).

c.	Distributor shall use its best efforts to create and maintain a market for and to increase the sales of Products in the Area, shall provide at its sole expense an organization for the continuous sale, promotion and distribution of the Products throughout the Area, and shall sell, ship, and invoice the Products to qualified purchasers in the Area. In the Area, Distributor shall use its own employed sales force to sell, promote and distribute the Products. CytoCore shall not be obligated to provide any resources to Distributor for the obligations stipulated in this Agreement, except for initial appropriate training of Distributor’s sales force and the provision of appropriate marketing materials. These services and materials will be provided to Distributor without cost.

d.	Distributor shall maintain a minimum inventory of Products not less than one (1) month as set forth in the Forecast, as amended from time to time.

e.	Distributor agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance during the entire duration of the Agreement:
(a)	Types and Limits of Insurance.
(1)	Workers Compensation with statutory limits and Employers Liability Insurance limits of $500,000 per employee, accident or disease.

(2)	Commercial General Liability Insurance providing coverage for bodily injury and property damage arising out of the work to be performed and including coverage for personal and advertising injury and contractual liabilities providing limits of not less than $1,000,000 per occurrence.

(3)	Professional Liability Insurance including coverage for wrongful acts, errors and omissions, with limits of not less than $1,000,000 per claim.
(b)	All such insurance shall be with insurance companies that maintain a rating of not less than A- VII in the most current publication of Best’s Insurance Reports published by A.M. Best.

(c)	Distributor shall provide certificates of insurance signed by an authorized representative of the respective carriers within 10 days of the Effective Date of this Agreement. All such certificates will contain no less than thirty (30) days prior written notice of cancellation, non-renewal, or material change in coverage.
5.	Term

a.	This Agreement shall begin on the Effective Date and shall continue in effect, unless sooner terminated as provided herein, for a period of three (3) years (“Initial Term”). At the end of the Initial Term this Agreement will be automatically extended for further one (1) year periods unless one of the parties has advised the other in writing at least ninety (90) days prior to expiration of the Initial Term that it intends to terminate this Agreement.

b.	In addition to the right of termination granted by Section 12, CytoCore shall have the right to terminate this Agreement at any time prior to the expiration of its term upon ninety (90) days’ prior written notice should Distributor fail to attain the annual minimum purchase requirements referred to in section 4a.above. Distributor shall notify CytoCore as soon as Distributor becomes aware that the annual minimum purchase requirements are unlikely to be attained. In the event CytoCore terminates this Agreement before the end of the Initial Term, CytoCore shall repurchase from Distributor the inventory of Products at prices prevailing at the start of the calendar year in which such Products are to be repurchased by CytoCore. Such inventory of Products must be in saleable condition, in unopened full cartons, and have at least nine (9) months shelf life before expiration.

c.	In addition to such other rights of termination granted by section 12, CytoCore shall have the right to terminate of this Agreement at any time if the continued performance under this Agreement becomes impractical due to the enactment of, or threatened enactment of, any ordinance, statute, regulation, law or similar provision by any local, state or national government. This Agreement shall terminate sixty (60) days after the date of written notice by CytoCore to Distributor.

6.	INTELLECTUAL PROPERTY

a.	This Section 6 will be binding upon Distributor’s Shareholders, beneficial owners, directors, officers and employees as if they were actual signatories to this Agreement.

b.	Distributor acknowledges and agrees that CytoCore or its Affiliate are the owners of all Intellectual Property Rights incorporated on, in or relating to the Products. For the purposes of this Agreement, “Intellectual Property Rights” includes all intellectual property rights including (without limitation) patents, supplementary protection certificates, pending patents, utility models, trade marks, database rights, rights in designs, copyrights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information, and ail rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions. Distributor acknowledges that it neither has nor shall secure by this Agreement or by its acts during the term of this Agreement any right to any Intellectual Property Rights incorporated on, in or relating to the Products. Distributor agrees that title to and the right to use all such Intellectual Property Rights incorporated on, in or relating to the Products shall at all times be vested in CytoCore or its Affiliates whether or not such Intellectual Property Rights are incorporated on, in or relating to the Products become vested in Distributor. Distributor hereby assigns to CytoCore, including by way of present assignment of present and future rights, any Intellectual Property Rights incorporated on, in or relating to the Products, together with all of the goodwill associated therewith to hold the same unto CytoCore, its successors and assigns.

c.	Without CytoCore’s prior written permission, Distributor shall make no use of Intellectual Property Rights in or relating to the Products as part of or in conjunction with or in relation to or associated with Distributor’s company name, commercial name, tradename, corporate name, divisional name, subsidiary name, nickname, translated name, transliterated name, trading style, or similar name (hereinafter referred to as (“...”).

d.	Distributor shall comply, at all times, with such rules and regulations as CytoCore may issue with respect to the reproduction or reference to any Intellectual Property Rights incorporated on, in or relating to the Products. In particular, Distributor shall ensure that on all advertising and promotional materials to be used and/or prepared by Distributor relating to the Products, the symbol ® shall be used in conjunction with any registered trade marks or service marks owned by CytoCore or “TM” in the case of any unregistered trade marks owned by CytoCore.

e.	Distributor shall not use any of CytoCore’s trade marks in any way which would tend to allow them to become generic, lose their distinctiveness, become liable to mislead the public, or be materially detrimental to or inconsistent with the good name, goodwill, reputation and image of CytoCore or any affiliate and shall use its best efforts not to do anything which would bring into disrepute CytoCore, the Products or any of CytoCore’s trade marks.

f.	In any infringement proceedings which are brought by CytoCore, CytoCore shall be entitled to claim in respect of any loss suffered or likely to be suffered by the Distributor, and any costs or damages awarded in respect of such claim shall first be applied to satisfy CytoCore’s costs and expenses and shall then be apportioned between CytoCore and Distributor in accordance with their respective losses.

g.	Distributor shall, on CytoCore’s reasonable request, give to CytoCore or its authorized representative any information as to its use of Intellectual Property Rights incorporated on, in or relating to the Products which it may require and will render any reasonable assistance required at reasonable cost in maintaining registrations of the Intellectual Property Rights incorporated on, in or relating to the Products.

h.	Distributor agrees that it will not seek to (i) challenge, through the courts, administrative governmental bodies, private organizations or in any other manner, the rights of CytoCore to exploit the Intellectual Property by any means whatsoever or (ii) thwart, hinder or subvert the intent of the preceding grants and conveyances to CytoCore, or the collection by CytoCore of any proceeds relating to the rights conveyed under this Agreement.

7.	ADVERTISING AND PROMOTION OF PRODUCTS

a.	As part of the Business Plan to be produced in accordance with section 4a, CytoCore shall, at its sole discretion, from time to time deliver to Distributor advertising, promotional and instructional programs for the Products. Such programs may be modified by CytoCore in its sole discretion at any time.

Advertisements and the media in which it is to be used, as well as all promotional and instructional materials to be used, must be approved in advance in writing by CytoCore.

b.	CytoCore recognizes that Distributor may from time to time request authorization in writing from CytoCore to use the Intellectual Property Rights on, in or relating to the Products. CytoCore grants a non-exclusive royalty-free license to Distributor to use in the Area the Intellectual Property Rights on, in or relating to the Products for the purposes only of fulfilling any orders made pursuant to this Agreement, and performing its obligations under this Agreement. The right of Distributor to use such Intellectual Property Rights on, in or relating to the Products may unilaterally be revoked by CytoCore at any time and Distributor shall immediately stop such use upon receipt of notification from CytoCore.

8.	RECORDS. REPORTS. AND INSPECTION.

Distributor shall provide CytoCore, on a monthly basis, a complete list of customers to whom it has sold Products and the quantities of such sales.

9.	GENERAL MATTERS

a.	The formulae, ingredients or specifications for Products may be changed at any time by CytoCore at its sole discretion when such changes are deemed necessary for any reason to CytoCore including compliance with applicable laws and regulations. When necessary for the maintenance of any applicable registrations, approvals, or consents, CytoCore shall inform Distributor of such changes.

b.	Should it be necessary, during the term of this Agreement, to recall the Products due to an error imputable to the manufacture of the Products, or to any third party who handled, worked with or gave advice in respect of the Products or for any other reason, Distributor shall cease selling such Products in the Area and shall provide CytoCore with all reasonable assistance to recall any such Products and shall, at all terms, act in accordance with CytoCore’s directions. The return of said Products will be in accordance with schedule D hereof.

c.	Distributor shall promptly send to CytoCore any data, report or information regarding Products which may come to Distributor’s attention in the Area during the term of this Agreement and shall report promptly to CytoCore any unexpected or serious adverse reactions which arise in patients using Products. The person to contact with respect to any such reactions is CytoCore’s Quality Assurance Manager. CytoCore may in its sole discretion decide to cease the distribution of any of the Products by Distributor in the Area in circumstances where it appears to CytoCore, acting reasonably, that any of the Products may, for whatever reason, be injurious to health or unfit for human consumption or where the continued sale of a Product would be inconsistent with the principles and standards applicable to careful medical device production. The costs associated with any Product recall (including, for the avoidance of doubt, the cost of any of the Products and the costs involved in recalling any of the Products) will be borne by CytoCore. If either party becomes aware of any circumstances which may require the distribution of any of the Products to be suspended under this subsection 9c, it shall immediately notify the other party of such circumstances. Distributor shall execute any documents and do all such acts and things in accordance with the reasonable directions of CytoCore to assist with the recall of any Products. CytoCore shall, in its sole discretion, determine when the distribution and sale of the affected Product can recommence. In the event of a recall, the agreed minimum purchase levels will be reviewed by mutual consent.

10.	FORCE MAJEURE

Neither CytoCore, nor its Affiliates, or their suppliers shall be liable for any failure or delay in the delivery of Products occasioned in whole or in part by force majeure, Act of God, strike, lockout, fire, inability to obtain materials or shipping space, boycott, breakdown, war, terrorism, civil commotion, destruction of plant, delay of carriers, any governmental act, requirement, or regulation, or any other cause beyond its control. IN NO EVENT WILL CYTOCORE BE LIABLE FOR CONSEQUENTIAL OR SPECIAL DAMAGES DUE TO ANY SUCH CAUSE.

11.	OTHER OBLIGATIONS OF DISTRIBUTOR

a.	Neither Distributor, nor its affiliates or subsidiaries may sell, promote or otherwise distribute any products which compete directly with the Products. Distributor shall not establish any branch, or maintain any distribution depot, outside of its Area for the sale of the Products. This provision will apply to other business entities owned by Distributor’s shareholders, directors, beneficial owners, or employees as if such individuals or entities were actual signatories to this Agreement.

b.	Distributor shall maintain in confidence and not use except for purposes of this Agreement any confidential information furnished to it by CytoCore including information contained in any report furnished by Distributor hereunder, all confidential Product information and all advertising programs and plans. Distributor shall impose the same obligation upon its agents, if any, permitted under subsection 14(b) hereof. This Section 1 will be binding upon Distributors Shareholders, beneficial owners, directors, officers, employees and agents, including advertising agencies as if they were original signatories to this Agreement. This subsection 11B shall not affect Distributor’s right to use or disclose information that: (i) is or may hereafter be in the public domain; (ii) the Distributor can show was Known to it without any confidentiality obligation prior to the disclosure by CytoCore; (iii) is disclosed to the Distributor by a third party, without violation of any confidentiality obligation, subsequent to disclosure by CytoCore; (iv) is independently developed by the receiving party without use of the Confidential Information of CytoCore; or (v) is required to be disclosed pursuant to governmental or judicial process, provided that notice of such process is promptly provided to CytoCore in order that it may have every opportunity to intercede in such process to contest such disclosure.

c.	On an annual basis Distributor’s chief financial officer, or independent public accountant, must verify in writing to CytoCore that its financial condition meets 3 out of the following 4 metrics:
Return on Sales (Net Profit/Sales) > 3.5%
Return on Assets (Net Profit/Total Assets) > 9.0%
Return on Net Worth (Net Profit/Net Worth) > 25.5%
Inventory Turns > 11.5 times
These ratios were calculated using data published in Dun & Bradstreet’s Industry Norms & Financial Ratios for SIC 5097 (Medical Equipment and Device Wholesalers).

12.	TERMINATION FOR CAUSE
This Agreement shall be a continuing Agreement unless terminated earlier as follows:
a.	This Agreement may be terminated with cause upon notice, which shall become effective ten (10) days after receipt. To the extent that the form of notice or the time period of notice permitted herein shall conflict with applicable law, then such alternate form of notice or notice period of such applicable law shall be deemed to be incorporated into this Agreement.

b.	To the extent that the CytoCore shall elect to terminate this Agreement for cause or to the extent that any applicable law shall determine that cause is required for the termination or non-renewal of this Agreement, good cause shall include, but not be limited to, the following:
(i) Consistent failure by the Distributor to achieve minimum annual sales volume of as defined in Schedule A in the assigned Area;
(ii) Consistent failure by the Distributor to maintain and properly train a staff of sales and service personnel of adequate size for meeting the minimum volume requirement for the Area as established in accordance with Section 4.b. hereof the Products;
(iii) Failure by the Distributor to maintain a current account status, or to furnish financial information on request; or,
(iv) Persistent (for 3 consecutive months) failure by the Distributor to make timely paymentofany obligation owing to CytoCore.
c.	The transfer by any means of more than ten percent (10%) of Distributor’s assets (other than in the ordinary course of business) or the transfer of more than ten percent (10%) of the stock of the Distributor, if the Distributor is a corporation; or the transfer, removal, resignation, withdrawal, elimination or any other change of principal owners or principal managers of the Distributor for any reason without prior written approval of CytoCore, which shall not be unreasonably withheld;

d.	A misrepresentation to CytoCore by the Distributor or by any principal owner or principal manager in applying for the appointment as the Distributor under this Agreement or, after appointment, as to the records of the Distributor, the status of current accounts or orders for Products or concerning the beneficial ownership or management of the Distributor;

e.	Any attempted sale, transfer or assignment, voluntarily or involuntarily, by operation of law or otherwise, including merger, consolidation or reorganization to which the Distributor is a party, by the Distributor of this Agreement or any of the rights granted to the Distributor under the provisions of this Agreement; or

any attempted transfer, assignment or delegation, voluntarily or involuntarily, by operation of law or otherwise, by the Distributor of any of the responsibilities assumed by the Distributor under the provisions of this Agreement, without the prior written consent of CytoCore;

f.	Conviction of any principal owner or principal manager of the Distributor of any crime which, in the opinion of CytoCore, may adversely affect the reputation of CytoCore or the reputation of CytoCore’s Products;

g.	Any submission by the Distributor to CytoCore of any false or fraudulent claim, or statement in support thereof, for payment, for parts, for compensation or for any discount, allowance, refund or credit, warranty claim, or any claim made by the Distributor to CytoCore;

h.	Willful failure by the Distributor to comply with the provisions of any law or regulation relating to the operation of its business as a Distributor or to the sales or servicing of the Products;

i.	Failure by the Distributor to perform any of the other obligations, duties or responsibilities under this Agreement, which continues for a period of thirty (30) days after notice thereof from CytoCore;

j.	The decision by CytoCore to: (a) discontinue the Product line or lines that are the subject matter of this Agreement; or (b) withdraw from all or a substantial portion of the geographic market in which the Area is located; or (c) sell, convey, merge or otherwise transfer all or a substantial portion of the part or parts of the business of CytoCore responsible for the Product line or lines that are the subject matter of this Agreement.

k.	In the event that Distributor shall be declared bankrupt or insolvent, or have a receiver appointed over its property or shall petition for reorganization or other remedy under the bankruptcy laws as now or hereafter existing, or make any assignment for the benefit of creditors or pursue any other remedy under any other insolvency laws, to the extent permitted by law, this Agreement may be terminated by CytoCore, effective immediately upon the mailing of a notice of such termination by certified mail. In the event of termination of this Agreement under this subsection k, all amounts owed to CytoCore shall be immediately due and payable.

l.	In the event of termination of this Agreement by either party as provided herein the following provisions shall apply:
(i.)	CytoCore is relieved from any obligation to make any further shipments hereunder, and may cancel all of the Distributor’s unshipped orders for any Products, irrespective of previous acceptance by CytoCore, except those Products which are proved to CytoCore’s satisfaction to have been sold by the Distributor prior to the receipt by the Distributor of notice of termination. CytoCore shall have no obligation or liability to the Distributor or its prospective customers in connection with any such cancellation. If CytoCore accepts such an order and the Product is shipped, CytoCore will arrange for the delivery and warranty service of the Product. The acceptance of orders from the Distributor or the continuous sale of Products to the Distributor or any other act after termination of this Agreement shall not be construed as a renewal of this Agreement for any further term nor as a waiver of the termination.

(ii.)	Upon termination of this Agreement or of any schedule hereto, the Distributor shall return to CytoCore, upon CytoCore’s request and at CytoCore’s expense, promptly and without charge (except as hereinafter provided) all documents regarding Products, Product customer lists, price books, and service policy manuals, service bulletins, sales aids, such as videos, CD’s, filmstrips and recordings, and other publications of CytoCore and its affiliates which the Distributor has on hand relating to Products.

(iii)	Upon termination of this Agreement Distributor shall cease to display or use any Intellectual Property Rights on, in or relating to the Products or signs, labels or other indications identifying Distributor or any products in any way with CytoCore and shall deliver to CytoCore all printed material, including advertising, promotional and instruction material, and all labels and packages, relating to Products, together with all samples, parts, tools, or other equipment relating to Products that CytoCore may have furnished free of charge (other than for shipping and import costs) to Distributor and together with all records of Distributor’s sales necessary for CytoCore to ascertain any outstanding guarantee obligations thereunder.
m.	The Distributor shall be solely responsible for all commitments incurred or assumed by it during the term of this Agreement or hereafter, and CytoCore shall not be held responsible in any manner therefore, irrespective of any suggestion or recommendation with respect thereto by CytoCore or any of its employees or representatives unless CytoCore has expressly agreed in writing to assume the responsibility.

n.	In the event of any termination of this Agreement, all obligations owed by the Distributor to CytoCore shall become immediately due and payable on the effective date of termination whether otherwise then due or not (without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Distributor); and CytoCore may offset and deduct from any or all sums owed to the Distributor any or all sums owed by the Distributor, rendering to the Distributor the excess, if any.

o.	Neither CytoCore nor the Distributor shall, by reason of the termination of the Agreement, be liable to the other for compensation, reimbursement, or damages either on account of present or prospective profits on sales or anticipated sales, or on account of expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of the business or goodwill of CytoCore or the Distributor, or on account of any cause or thing whatsoever, provided, however, that such termination shall not affect the rights or liabilities of the parties with respect to Products previously sold hereunder or with respect to any indebtedness then owing by either party to the other. Distributor shall accept all rights granted and all obligations assumed hereunder including those in connection with such expiration or termination in full satisfaction of any claim resulting from such expiration or termination.

p.	Unless otherwise provided by applicable law, in the event this Agreement is terminated, CytoCore will repurchase at Distributor’s request all new, unused, current, complete and undamaged Products at the original invoice prices, less any applicable discounts or payments made thereon, less a 10% handling charge computed on Distributor’s net price. In addition, such return of Products will be in accordance with Schedule D hereof.

q.	Neither party will be in breach of this Agreement unless the other party provides written notice to the allegedly breaching party of any violation of this Agreement and the allegedly breaching party fails to cure this violation within 30 days after receiving this notice. If the default is not cured by the end of the 30 day period, then termination will be effective without further notice. Notwithstanding the above, a breach by Distributor of any part of sections 2, 5, or 6 of this Agreement is not subject to cure and, accordingly, any such breach gives CytoCore the right to terminate the Agreement immediately upon written notice to Distributor.

13.	INDEMNIFICATION

Each party (“indemnifying Party”) shall at all times (both during and after the term hereof) defend, indemnify, and hold the other party and its agents, officers, affiliates, directors, and employees (each of them, individually, an “Indemnified Party”) harmless against and from any and all third party actions, suits, liabilities, settlements, losses, damages, charges, costs, counsel fees, and all other expenses relating to or arising in connection with any and all claims (whether or not groundless) relating to or arising out of this Agreement relating to personal injury or death to persons and damage to real and personal property of the Indemnified Party to the proportionate extent caused by the actual or alleged negligence, dishonesty, willful misconduct, or negligent omission by the Indemnifying Party, or any of its employees or agents; and in case any action, suit or proceeding shall at any time (either during or after the term hereof) be brought against an Indemnified Party by reason of any such claim, the Indemnifying Party shall resist and defend such action, suit or proceeding, at the sole expense of the Indemnifying Party by counsel of its choice, provided that (i) the Indemnified Party notifies the Indemnifying Party promptly in writing of the claim; and (ii) the Indemnified Party provides the Indemnifying Party with all reasonably necessary assistance, information, and authority to perform the foregoing at the Indemnified Party’s expense. Neither party’s liability hereunder shall include consequential, incidental, special, or punitive damages, including without limitation lost profits and/or lost business opportunities, whether arising in tort, warranty contract or strict liability.

14.	ASSIGNMENT

a.	CytoCore may assign all or any part of this Agreement to any Affiliate. Subject to subsection 14b, below, in all other respects this Agreement and the distributorship and/or sub-distributorship shall be non-assignable. Any non-permitted assignment shall be void.

b.	Distributor may, with CytoCore’s prior written consent, appoint agents for the distribution, sale and promotion of the Products provided that:

(1)	no such agent shall relieve Distributor of any of its obligations under his Agreement;

(2)	Distributor shall ensure that any agent agrees to be bound by the terms of this Agreement; and,

(3)	such agent shall only be used to supplement the existing structure of CytoCore’s business and not for the purposes of creating other opportunities for Distributor.
15.	NOTICES

Any notice or report pursuant to this Agreement shall be deemed duly given if sent by prepaid registered mail letter (air mail, if sent overseas), or facsimile addressed to the party at the address or fax number, as applicable, set forth at the beginning of this Agreement, or to such other address or fax number as shall have been furnished in writing.

16.	SEVERABLE CONDITIONS/UNENFORCED PROVISIONS

a.	Any provision of this Agreement held to be void, invalid, or unenforceable, will be construed as severable and will not in any way affect render void, invalid, or unenforceable any other provision of this Agreement, and this Agreement will be carried out as if such void, invalid, or unenforceable provision was not a part of this Agreement.

b.	Failure by any party to exercise any right given in this Agreement or to insist on strict compliance by the other party of any obligation under this Agreement does not constitute a waiver of the Party’s right to later demand exact compliance with the terms of this Agreement.

17.	GOVERNING LAW.
(i)	All controversies and disputes arising out of or under this Agreement will be determined pursuant to the laws of the State Delaware, regardless of applicable principles of conflicts of laws. The Parties irrevocably submit to the exclusive jurisdiction of (i) the Courts of the State of Illinois, and (ii) if federal jurisdiction exists, to the Federal District Court, Northern District of Illinois for the purposes of any suit, action, or other proceeding arising out of the Agreement. The Parties hereby irrevocably waive any objection, including that of inconvenient forum, which they may now or hereafter have to the laying of venue for any suit, action or proceeding arising out of or relating to the Agreement in the Courts of the State of Illinois, or in the Federal District Court, Northern District of Illinois. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(ii)	THE PARTIES AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THE AGREEMENT.
18.	ENTIRE AGREEMENT

This Agreement, including its Schedules, contains the entire understanding of the parties with respect to the matters herein contained and voids all prior understandings, if any, between the parties with respect to the distribution of the Products. With the exception of changes that may be made by CytoCore at its sole discretion to Schedule A as set forth in section 2 (a), the Agreement may be changed from time to time only by an instrument in writing signed by an officer of CytoCore and an authorized representation of Distributor.

19.	THIRD PARTY RIGHTS

This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended or should be construed to confer upon any other person any right, remedy or claim under or by virtue of this Agreement.

20.	INDEPENDENT PARTIES

In all dealings within the scope of this Agreement, the parties acknowledge and agree that the relationship created by this Agreement is that of independent contracting parties and is not, and will not be deemed to be any other relationship, including, without limitation, that of joint venturers, joint employers, or a partnership. Personnel employed by, or acting under the authority of, a party to this Agreement are not employees or agents of the other party. CytoCore and Distributor assume full responsibility for the acts, supervision and control of their own respective employees. Distributor is not a general agent of CytoCore. When conducting business under this Agreement, Distributor must identify itself as an “Authorized Distributor” of CytoCore. Distributor has not paid and will not be required to pay any franchise fee or other fee to be a Distributor for CytoCore or to use CytoCore’s name or other intellectual property. This Agreement does not create any franchise between the parties.

21.	COMPLIANCE WITH LAWS

This Agreement is subject to changes or modifications necessary to comply with the laws, orders, or regulations of, and any necessary approvals of, local, state and federal regulatory agencies having jurisdiction over the offering or provision of the Products in the Area or Distributor’s activities in connection therewith. Accordingly, CytoCore may add, delete, suspend or modify the rates for, and features included with the Product, and determine whether these changes apply to both existing and future Distributors. CytoCore will notify Distributor as soon as practicable of each modification. Distributor may not take any action inconsistent with any efforts by the CytoCore before regulatory authorities or others regarding any modification of Product prices or modifications. Distributor shall strictly comply with all applicable laws and regulations, including the Federal Food, Drug and Cosmetic Act (including all laws which it administers), all laws and regulations promulgated under the U.S, Medicare program including its anti-fraud provisions, export laws and regulations in connection with the Products and other materials provided hereunder. Distributor shall insure that all of its personnel strictly adhere to all applicable laws relating to the use and sale of the Products. Distributor shall not, and shall not permit any other person or entity to, export or re-export, directly or indirectly, any Product or technical data (as defined by the U.S. Export Administration Regulations) produced or provided under or in connection with this Agreement, or export or re-export, directly or indirectly, any direct product of any of the foregoing, including software, to any person, entity, government or destination for which such export or re-export is restricted or prohibited by U.S. or non-U.S. law, without obtaining prior authorization from U.S. Department of Commerce and other competent government authorities to the extent required by those laws. If, in CytoCore’s opinion, a Business Associate Agreement with Distributor is required by Federal or State laws, such agreement will be duly executed, without additional compensation, by Distributor.

22.	MANUFACTURER’S LIMITED WARRANTY

The manufacturer’s limited warranty as set forth on Schedule “C” is the only warranty, except for warranty of title, provided with the Products furnished under this Agreement. Distributor must make the limited warranty statement readily available to Distributor’s end-user purchasers prior to sale. Any warranty statements made by Distributor that are in addition to the statements in the limited warranty apply against Distributor only and any costs, administrative, legal, or otherwise connected with any such additional warranty statements must be borne by Distributor. Distributor agrees to indemnify, defend and hold CytoCore harmless from all direct and indirect results and claims flowing from such statements.

23.	DISCLAIMER OF WARRANTIES

EXCEPT FOR THE WARRANTY OF TITLE, AS STATED ABOVE, CYTOCORE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY PRODUCTS. CYTOCORE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OF FITNESS OR QUALITY.

24.	LIMITATION OF LIABILITIES

IN NO EVENT WILL CYTOCORE BE LIABLE TO DISTRIBUTOR FOR LOST PROFITS OR REVENUES, WHETHER PRESENT OR PROSPECTIVE, FOR LOSS OF TIME OR BUSINESS REPUTATION, INCONVENIENCE, LOSS OF USE OF ANY EQUIPMENT OR PROPERTY DAMAGE CAUSED BY ANY PRODUCTS SOLD UNDER THIS AGREEMENT OR THEIR FAILURE TO WORK, OR FOR ANY OTHER INDIRECT, SPECIAL, RELIANCE, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION RESULTING THEREFROM, OR FROM THE USE OR PERFORMANCE OF ANY PRODUCTS. THESE LIMITATIONS OF LIABILITY APPLY TO ALL CAUSES OF ACTION IN ANY WAY RELATED TO THIS AGREEMENT OR THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ALLEGED BREACH OF WARRANTY, BREACH OF CONTRACT, PATENT OR COPYRIGHT INFRINGEMENT, OR TORT, WHETHER IN NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EVEN IF CYTOCORE HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSSES OR DAMAGES. IN THE EVENT OF ANY LIABILITY OF CYTOCORE TO DISTRIBUTOR RELATED TO PRODUCTS SOLD UNDER THIS AGREEMENT, THIS LIABILITY WILL BE LIMITED TO THE LESSER OF (A) DISTRIBUTOR’S PROVEN DIRECT DAMAGES AND (B) THE PURCHASE PRICE OF THE PRODUCTS WITH RESPECT TO WHICH THE ALLEGED LOSSES OR DAMAGES ARE CLAIMED.

25.	AMENDMENT

This Agreement may only be amended or superseded by written agreement executed by authorized representatives of both parties, except as otherwise explicitly stated in this Agreement. Each such modification will be effective only in the specific instance for the specific purpose for which given. No course of dealing, course of performance, or usage of trade may be invoked to modify or supplement in any way the terms and conditions of this Agreement. No other understandings or representations, whether oral or in writing, will amend or supersede this Agreement.

26.	INTERPRETATION

CytoCore and Distributor acknowledge that they have read this Agreement and understand and accept the terms, conditions and covenants contained in it as being reasonably necessary to maintain CytoCore’s high PRODUCT standards and thereby to protect and preserve the goodwill of CytoCore’s Products and its Intellectual Property. Distributor has independently investigated the business outlined in this Agreement and the profitability (if any) and risks, and is not relying on any representation, guarantee, or statement of CytoCore other than as set forth in this Agreement.

27.	ALLOCATION OF RISK

CytoCore and Distributor each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon the level of risk to CytoCore and Distributor associated with their respective obligations under this Agreement and the payments to be made to Distributor and charges incurred by Distributor pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement will not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

28.	SURVIVAL

Unless otherwise indicated herein, all provisions of this Agreement regarding payment, indemnification, liability and limitations on liability, disclaimers of warranty, confidentiality and/or protection of proprietary rights and trade secrets shall survive the expiration or termination of this Agreement and remain in full force and effect in perpetuity thereafter. In addition, upon the expiration of this Agreement all rights granted or obligations undertaken hereunder shall terminate forthwith except rights and obligations which arose prior to such expiration or termination and those set forth in sections 6, 9, , and 12, and in subclasses 11 (b), (c) and (d).

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

By:	Illegible	By:	CytoCore, Inc.
Name:	Illegible	Name:
Title:	PRESIDENT	Title:

Date:	February 16, 2008	Date:	February , 2008

Schedule A: Area Appointment and Product Schedule:
Area Appointment: Alaska, Washington, Idaho, Montana, Oregon
Product Schedule:
SoftPap™ cervical cell collector
Non-disposable SoftPAP™ handle
Minimum Purchase Requirement: Data from the American Medical Association indicate that there are 1,434 physicians specializing in obstetrics and gynecology in private practice in the designated area of appointment. These and other data suggest that each physician in this category will collect an average of 1,800 specimens per annum for Pap testing.
The Distributor agrees to purchase the following minimum quantities of the aforementioned product(s) for resale into the Area of appointment,

	# OBGYN	Annual Pap	Minimum
	in Area	Specimens	Purchases (Each)	% Opportunity
Year 1 (2008)	1,434	2,581,200	195,741	8%
Year 2 (2009)	1,434	2,581,200	1,338,998	52%
Year 3 (2010)	1,434	2,581,200	2,323,080	90%
Schedule B: Product Prices And Escalation Provisions:
Product Pricing:

SoftPAP™ cervical cell collector:	$5.00 per unit
Non-disposable SoftPAP™ handle:	$35.00 each
Escalation Provision:
Starting January 1, 2009, CytoCore, may, at its sole discretion, adjust product pricing either upward or downward to reflect changes in material and labor costs and to respond to changing market conditions. Such price changes will occur no more frequently that twice per annum.
Schedule C: CytoCore Warranty Policies
The SoftPap™ handle is guaranteed against any defects in materials and workmanship for a period of 1 year from the date of sale or placement with an end-use physician when used according to manufacturer’s instructions.
The SoftPAP™ disposable is guaranteed against any defects in materials and workmanship for a period of two years from the date of manufacture (expiration date) when used according to manufacturer’s instructions.

     Schedule D: CytoCore’s Product Return Policy
1.	PURPOSE
1.1.	This document describes the procedure for handling of returned goods.
2.	SCOPE
2.1.	This procedure applies to materials shipped by CytoCore to distributors or customers. This procedure applies to returned medical devices that have been returned under the following conditions:
•	Material was received by the customer, opened or partially used, returned remaining quantities to CytoCore.

•	Material was received by the customer/distributor, unopened and returned to CytoCore.

•	Material was undelivered due to shipping requirements or related complications.
3.	RESPONSIBILITY
3.1.	QA is responsible for handling and documentation of returned goods and is responsible for inspecting returned goods to determine their incoming status.
4.	REFERENCES
4.1.	QAP-005 Complaint Handling

4.2.	QAP-005-F1 Complaint/RGA Form

4.3.	WRP-001-F1 Incoming Material Log
5.	PROCEDURE
5.1.	General
5.1.1.	Document all requests for returned goods on the “Complaint/RGA Form” QAP-005-F1.

5.1.2.	Returned Good are accepted under the following circumstances.
•	CytoCore shipping error (wrong quantity/wrong item shipped)

•	Defective merchandise (within warranty period)

•	Unopened merchandise (in whole packaged unit quantities).

•	At the discretion of the Marketing Director

•	Merchandise that is past its expiration date will not be accepted.
5.1.3.	Enter the return of goods (or complaint) into the complaint log. Assign a tracking number following QAP-005.

5.1.4.	Provide the customer with the tracking number and instructions for marking the tracking number on the outside of the shipping carton.

5.1.5.	Forward QAP-005-F1 to Quality Assurance for notification and investigation.
5.2.	Receiving Returned Goods
5.2.1.	QA (or designee) shall log in the receipt of the material into the Incoming Material Log (WRP-001-F1).

5.2.2.	QA will inspect the containers for damage, contamination, and broken seals.

5.2.3.	All returned materials will be quarantined until and appropriate investigation and inspection can be performed by quality assurance.

5.2.4.	If appropriate, QA will contact the person returning the goods with any questions or will provide an appropriate follow-up.

5.2.5.	Quality Assurance will prepare an inspection file to document the return and inspection of any returned goods.

5.2.6.	Goods that were received by the customer and returned unopened and in whole unit quantities can be returned to the approved inventory and be redistributed as needed.

5.2.7.	Any goods that were opened by the customer cannot be returned to the approved inventory. Items that were opened by the customer may be investigated to determine the root cause for the reason for the return.

5.2.8.	After the investigation into any returned goods is complete the completed QAP-005-F1 will be forwarded to the accounting department for notification of the return and to issue any refunds (as appropriate).

5.2.9.	If appropriate (as determined by QA) — returned merchandise may be reworked, tested, and returned to approved inventory.

Addendum #1 to Distribution Agreement
By and between CytoCore Inc. and Co- Medical Inc.
dated February 16th, 2008 (the “Agreement”)
The parties agree to modify the Agreement as follows. The capitalized terms in this Addendum shall have the same meaning as in the Agreement.
1.	Section 13, Indemnification, of the Agreement is revised by re-designating the first paragraph thereof as (a) and adding a new paragraph (b) that reads as follows:
“(b) CytoCore will accept full responsibility and liability for its products distributed by the Distributor and will furnish the Distributor with an appropriate rider on CytoCore’s liability policy, naming the Distributor as an additional insured party. CytoCore agrees to indemnify Distributor for reasonable attorney fees and costs incurred as a result of a lawsuit initiated against Distributor arising out of the sale of CytoCore’s product(s) only as it relates to product that is defective in workmanship or materials.”
2.	The agreement is amended by adding a new Section 29, Non-Solicitation of Employees, thereto that reads as follows:
“Section 29. NON-SOLICITATION OF EMPLOYEES.
CytoCore and Distributor agree not to employ or engage the services of any employee or agent of the other during the term of this agreement, and for two (2) years from the effective date of termination or Nonrenewal; nor, to employ anyone who has left the other’s employment or has ceased being its agent within six (6) months of the date the ex-employee or agent ceased such employment or service.”
3.	All other terms of the Agreement shall remain unchanged and in full force and effect.

CytoCore Inc.			Co-Medical Inc.

By:	/s/ Robert F. McCullough Jr		By:	/s/ DOUG OVERTURF
	Name:	Robert F. McCullough Jr		Name:	DOUG OVERTURF
	Title:	CEO		Title:	PRESIDENT

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